EXHIBIT 99.1

NEW CASTLE, Pa., Jan. 29, 2016 /PRNewswire/ — Axion Power International, Inc. (Nasdaq: AXPW), or "The Company," announced that it plans to voluntarily delist from Nasdaq on the earliest date in compliance with the 10-day notice period to Nasdaq, and filing of its Form 25 with the SEC.

The Company is seeking delisting due to the costs and compliance requirements of a Nasdaq listing, such as meeting listing requirements and certain additional approval requirements for issuance of additional securities.   Furthermore, the Company has become aware that it is not in compliance with the continued listing requirement set forth in Rule 5550(a)(2) as the bid price for the Company's common stock has closed below $1.00 for the past consecutive 30 days.  The Company has no plans to seek shareholder approval for a further reverse split of its Common Stock, thus it could not assure ability to achieve compliance within the time periods proscribed.

About Axion Power International, Inc.

Axion Power is a technology leader in lead-carbon energy storage.  Its PbC battery technology utilizing proprietary activated carbon electrodes is the only advanced battery that can be assembled on existing lead-acid production lines throughout the world. Axion Power's primary goal is to become the leading supplier of carbon electrode assemblies for lead-acid battery companies around the world.

For more information, visit www.axionpower.com

Forward-looking Statements

Certain statements in this Press Release are "forward-looking statements" within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are based on our current expectations and beliefs and are subject to a number of risk factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include the risk for the Company to complete its development work, as well as the risks inherent in commercializing a new product (including technology risks, market risks, financial risks and implementation risks, and other risks and uncertainties affecting the Company), as well as other risks that have been included in filings with the Securities and Exchange Commission, all of which are available at www.sec.gov. We disclaim any intention or obligation to revise any forward-looking statements, including, without limitation, financial estimates, whether as a result of new information, future events, or otherwise.

Contacts

DresnerAllenCaron

Rudy Barrio (Investors)

rbarrio@dresnerallencaron.com

(212) 691-8087

SOURCE Axion Power International, Inc.

Communicate with management

Jan 29, 2016